Exhibit 5.1

May 6, 2022

Viatris Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Viatris Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time of up to 60,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company in connection with the Viatris Inc. Dividend Reinvestment and Share Purchase Plan (the “Plan”).

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and government officials and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Amended and Restated Certificate of Incorporation of Viatris Inc.; (ii) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Viatris Inc.; (iii) the Amended and Restated Bylaws of Viatris Inc.; (iv) resolutions approved by the finance committee of the board of directors of Viatris Inc. on March 3, 2022; and (v) the Registration Statement.

As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We are admitted to practice only in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We understand that we may be referred to as counsel who has passed upon the validity of the Shares of the Company in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name in said Registration Statement and to the use of this opinion for filing with said Registration Statement as Exhibit 5.1 thereto. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Viatris Inc.

1000 Mylan Boulevard

Canonsburg, PA 15317

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